News Release	Exhibit 99

November 2, 2010	Contact:	Stacy Frole	(419) 627-2227
CEDAR FAIR ANNOUNCES STRONG 2010 THIRD-QUARTER, NINE-MONTH RESULTS

▪	For the nine-month period, revenues increase $37 million to $848 million

▪	Attendance and revenues continue upward trend through October

▪	Company increases guidance for full-year adjusted EBITDA to be in the range of $345 million and $355 million

▪	Company to return to quarterly distributions in 2011

SANDUSKY, OHIO, November 2, 2010 - Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced results for the third quarter ended September 26, 2010, and provided attendance and revenue trends through October. (Note: the Company also announced executive promotions as part of its ongoing leadership succession planning process.)
Nine-Month Results
Net revenues for the nine-month period increased $37.4 million to $847.9 million from $810.5 million on 40 fewer operating days in 2010. Net income for this same period totaled $31.6 million, or $0.57 per diluted limited partner unit, compared with net income of $61.7 million, or $1.10 per diluted limited partner unit, for the nine months ended September 27, 2009. Adjusted EBITDA, which management believes is a meaningful measure of the Company's park-level operating results, increased $30.3 million to $339.3 million for the nine months ended September 26, 2010, compared with $309.0 million during the same period last year. The increase in adjusted EBITDA is primarily attributable to an increase in attendance and out-of-park revenues combined with relatively flat operating expenses. See the attached table for a reconciliation of adjusted EBITDA to net income.
“Through the end of the third quarter, our parks entertained 19.8 million visitors, an increase of 6 percent - or approximately 1 million more visitors than this time last year,” said Dick Kinzel, Cedar Fair's chairman, president and chief executive officer. “During this same period out-of-park revenues were up 7 percent, or approximately $6 million, to $92.2 million while average in-park guest per capita spending was down slightly at $39.35, a decrease of approximately 1 percent.”

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces Strong 2010 Third-Quarter Results
November 2, 2010

The Company reported strong increases in revenues in all regions, thanks in large part to innovative marketing, continual capital investment in the parks and favorable weather. Revenues increased in the southern and western regions due to higher attendance, slightly offset by a decrease in average in-park guest per capita spending. Revenues also improved in the northern region due to an increase in average in-park guest per capita spending coupled with improved attendance trends and out-of-park revenues.
“We experienced a significant improvement in season pass visits and group visits when compared with 2009,” added Kinzel. “The increase in visits by season passholders is due to an increase in the number of passes sold, particularly in our southern and western regions. In addition, attendance through the first nine months benefited from an increase in group sales business as many of our parks saw the return of numerous group bookings that did not occur in 2009.”
For the first nine months, operating costs and expenses increased $8.4 million, to $522.8 million for the period ended September 26, 2010, versus $514.4 million for the period ended September 27, 2009. This increase reflects $10.5 million of costs incurred in connection with the terminated Apollo merger and an increase in scheduled maintenance expense across the parks of approximately $6.0 million during the nine-month period. Reflected in the 2009 nine-month results was a $9.5 million settlement of a California class-action lawsuit and a $2.0 million settlement of a licensing dispute with Paramount Pictures. After depreciation, amortization and all other non-cash costs, operating income for the 2010 first nine months was $211.8 million compared with $205.4 million in 2009.
In July 2010, the Company completed a refinancing of its outstanding debt by issuing $405.0 million of 9.125% senior unsecured notes and entering into a new $1,435.0 million credit agreement, resulting in the recognition of a $35.3 million loss during the period on the early extinguishment of its previously existing debt. As a result of the 2010 refinancing, as well as the August 2009 amend and extend of $900.0 million of term debt, interest-rate spreads were higher for the first nine months of 2010 than the same period a year ago. Based on the higher interest-rate spreads, interest expense for the nine months ended September 26, 2010, increased $12.9 million to $103.9 million.
A provision for taxes of $37.4 million was recorded to account for publicly traded partnership taxes and the tax attributes of the Company's corporate subsidiaries during the first nine months of 2010, compared with a provision for taxes of $48.3 million in the same period a year ago.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces Strong 2010 Third-Quarter Results
November 2, 2010

After interest expense, loss on early extinguishment of debt, a $12.9 million non-cash charge to income for the net effect of swaps, the provision for taxes, $8.2 million in unrealized/realized foreign currency gains, and other income, the net income for the first nine months of 2010 totaled $31.6 million, or $0.57 per diluted limited partner unit, compared with net income of $61.7 million, or $1.10 per unit in 2009.
Third-Quarter Results
Cedar Fair generated net revenues of $545.0 million in the third quarter of 2010 and net income of $75.7 million, or $1.36 per diluted limited partner unit. For the same period last year, the Company reported net revenues of $519.9 million and net income of $107.6 million, or $1.92 per diluted limited partner unit. During the third quarter of 2010, the Company recognized a loss of $35.3 million for the early extinguishment of debt due to the previously announced debt refinancing.
For the third quarter, adjusted EBITDA increased $22.8 million, or 8 percent, to $299.7 million from $276.9 million in 2009. This increase in adjusted EBITDA was attributable to the increase in revenues, which was driven by attendance gains in season pass visits and group-sales business and improved occupancy at our resort hotels, as well as the decline in operating costs and expenses in the period.
“Our strong growth in the third quarter is further evidence of the meaningful momentum we continue to build for Cedar Fair,” said Kinzel. “During the quarter, thanks in large part to our innovative marketing plans and new rides and attractions, we were able to increase attendance by approximately 5 percent, or 547,000 visitors, compared with a year ago, with out-of-park revenues increasing approximately 10 percent, or $4.7 million.”
Kinzel noted that the average in-park guest per capita spending remained essentially unchanged during the quarter.
Performance Remains Very Strong in October
Based on preliminary October results, revenues for the first ten months of the year were $974 million compared with $914 million for the same period a year ago. This is a result of an 8 percent, or 1.6 million-visit, increase in attendance to 22.2 million visitors compared with 20.6 million in 2009, a decrease of approximately 1 percent in average in-park guest per capita spending to approximately $39.30, and an increase in out-of-park revenues of $6 million to approximately $101 million, due to increases in hotel occupancy.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces Strong 2010 Third-Quarter Results
November 2, 2010

For the month of October, revenues were up 25 percent, or approximately $21 million. This improvement during our fall events was largely due to a 29% increase in attendance and an approximate $300,000, or 3 percent, increase in out-of-park revenues. For the same period, average in-park guest per capita spending was down roughly one percent to last year.
“The strength of our fall events continues to draw more and more visitors each year,” added Kinzel. “A strong marketing program, continual investment in the fall events and favorable weather conditions in the northern and southern regions contributed to our strong results.”
Cash and Liquidity
As of September 26, 2010, the Company had $1.175 billion of variable-rate term debt, $405 million of fixed-rate debt (before original issue discounts), no outstanding borrowings under its revolving credit facilities, and cash on hand of $61.7 million. Of the term debt outstanding at the end of the third quarter, $11.8 million is scheduled to mature within the next 12 months. The Company's credit facilities and cash flow from operations are expected to be sufficient to meet working capital needs, debt service, planned capital expenditures and distributions for the foreseeable future.
Peter Crage, executive vice president finance and chief financial officer, said, “In terms of both liquidity and cash flow, we are comfortable with where we ended the third quarter of 2010. Throughout the year, we have remained vigilant in our strict controls over operating costs while ensuring a 'best-in-class' visitor experience. This prudent fiscal policy, coupled with the recent refinancing provides us with the flexibility to create value for our unitholders through a combination of EBITDA and cash flow growth, distributions and a reduction in debt.”
Crage reiterated the Company's previously announced plan to pay a distribution of $0.25 per limited partner unit on December 15, 2010, to holders of record on December 3, 2010. This will represent the 24th consecutive year in which Cedar Fair has paid a distribution to its unitholders.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces Strong 2010 Third-Quarter Results
November 2, 2010

Outlook
“As we head into the final quarter of 2010, we feel very good about our near-term outlook and long-range potential,” said Kinzel. “Based on our performance to date and our expectations through the end of the year, we now expect to achieve full-year revenues between $965 million and $980 million and adjusted EBITDA between $345 million and $355 million.”
This is an update from the guidance issued on October 5, 2010, when the Company reiterated its initial annual guidance for revenues of $940 million to $965 million, and adjusted EBITDA between $320 million and $340 million.
“These results provide an even stronger base from which we can execute on the long-term plan we outlined for you in early October,” added Kinzel. “We are very excited and even more confident now that we will be able to grow our profitability while steadily increasing the distribution and strengthening the balance sheet. Based on these results, I am pleased to announce we will return to quarterly distributions beginning next year. The Board intends to pay $20 million of distributions in 2011, which is approximately $0.35 per limited partner unit. The quarterly distribution would begin with an $0.08 per limited partner unit distribution in March of 2011. We believe the return of a quarterly distribution properly reflects our financial stability and further demonstrates our confidence in the future of Cedar Fair.”
Subject to further authorization of the board of directors, the Company plans to pay a quarterly cash distribution on each of March 15, June 15, September 15 and December 15, 2011, to unitholders of record at the close of business on March 3, June 3, September 5 and December 5, 2011, respectively.
Conference Call
The Company will host a conference call with analysts today, November 2, 2010, at 10:00 a.m. Eastern Time, which will be web cast live in “listen only” mode via the Cedar Fair web site (www.cedarfair.com). It will also be available for replay starting at approximately 1:00 p.m. ET, Tuesday, November 2, 2010, until 11:59 p.m. ET, Tuesday, November 16, 2010. In order to access the replay of the earnings call, please dial 1-877-870-5176 followed by the access code 4373483.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces Strong 2010 Third-Quarter Results
November 2, 2010

About Cedar Fair
Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the Company's northern region include two in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls and Kings Island; as well as Canada's Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan's Adventure, MI. In the southern region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott's Berry Farm; California's Great America; and Gilroy Gardens, which is managed under contract.
Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer leisure time and spending, adverse weather conditions, unanticipated construction delays and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance and guest spending at its parks and cause actual results to differ materially from the Company's expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in filings the Company has made with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
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Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces Strong 2010 Third-Quarter Results
November 2, 2010

CEDAR FAIR ENTERTAINMENT COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)

	Three months ended		Nine months ended		Twelve months ended
	9/26/2010	9/27/2009	9/26/2010	9/27/2009	9/26/2010	9/27/2009
Net revenues:
Admissions	$320,920	$307,011	$488,391	$467,874	$553,331	$540,268
Food, merchandise and games	183,268	175,591	296,030	283,072	329,344	319,647
Accommodations and other	40,812	37,311	63,482	59,559	70,798	69,864

	545,000	519,913	847,903	810,505	953,473	929,779

Costs and expenses:
Cost of food, merchandise and games revenues	45,591	45,617	75,822	74,375	86,387	83,910
Operating expenses	152,314	156,596	336,005	335,718	403,015	408,103
Selling, general and administrative	48,443	53,233	110,935	104,321	135,087	120,451
Depreciation and amortization	63,746	66,413	111,624	113,604	130,765	128,184
Loss on impairment of goodwill and other intangibles	—	—	1,390	—	5,890	86,988
(Gain) loss on impairment / retirement of fixed assets, net	319	188	319	218	345	(747)
(Gain) on sale of other assets	—	(23,098)	—	(23,098)	—	(23,098)

	310,413	298,949	636,095	605,138	761,489	803,791

Operating income	234,587	220,964	211,808	205,367	191,984	125,988
Interest expense	41,487	31,183	103,886	90,994	137,598	121,643
Net effect of swaps	3,306	3,084	12,915	3,084	19,001	3,084
Loss on early debt extinguishment	35,289	—	35,289	—	35,289	—
Unrealized/realized foreign currency (gain) loss	(8,178)	700	(8,182)	518	(8,139)	493
Other (income) expense	(1,042)	808	(1,080)	785	(1,166)	609

Income before taxes	163,725	185,189	68,980	109,986	9,401	159
Provision (benefit) for taxes	87,977	77,575	37,380	48,265	4,093	(4,813)

Net income	75,748	107,614	31,600	61,721	5,308	4,972
Net income (loss) allocated to general partner	—	2	—	1	(1)	—

Net income allocated to limited partners	$75,748	$107,612	$31,600	$61,720	$5,309	$4,972

Basic earnings per limited partner unit:
Weighted average limited partner units outstanding	55,328	55,208	55,310	55,177	55,284	55,148
Net income per limited partner unit	$1.37	$1.95	$0.57	$1.12	$0.10	$0.09

Diluted earnings per limited partner unit:
Weighted average limited partner units outstanding	55,772	55,924	55,803	55,887	55,837	55,804
Net income per limited partner unit	$1.36	$1.92	$0.57	$1.10	$0.10	$0.09

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces Strong 2010 Third-Quarter Results
November 2, 2010

CEDAR FAIR ENTERTAINMENT COMPANY
UNAUDITED BALANCE SHEET DATA
THIRD QUARTER

(In thousands)	9/26/2010	12/31/2009
Cash and cash equivalents	$61,701	11,928
Total assets	2,203,488	2,145,439

Long-Term Debt:
Revolving credit loans	—	86,300
Term debt	1,175,000	1,540,046
Notes	399,434	—

	1,574,434	1,626,346

Total partners' equity	197,328	127,862

CEDAR FAIR ENTERTAINMENT COMPANY
RECONCILIATION OF ADJUSTED EBITDA
THIRD QUARTER
(unaudited)

	Three months ended		Nine months ended		Twelve months ended
(In thousands)	9/26/2010	9/27/2009	9/26/2010	9/27/2009	9/26/2010	9/27/2009

Net income	$75,748	$107,614	$31,600	$61,721	$5,308	$4,972
Interest expense	41,487	31,183	103,886	90,994	137,598	121,643
Interest (income)	(1,042)	(25)	(1,080)	(48)	(1,076)	(224)
Provision (benefit) for taxes	87,977	77,575	37,380	48,265	4,093	(4,813)
Depreciation and amortization	63,746	66,413	111,624	113,604	130,765	128,184
EBITDA	267,916	282,760	283,410	314,536	276,688	249,762
Loss on early debt extinguishment	35,289	—	35,289	—	35,289	—
Other expense, net	—	1,533	—	1,351	—	1,326
Net effect of swaps	3,306	3,084	12,915	3,084	19,001	3,084
Unrealized foreign exchange (gain) on Note	(4,789)	—	(4,789)	—	(4,789)	—
Equity-based compensation	(38)	154	(48)	613	(687)	690
Loss on impairment of goodwill and other intangibles	—	—	1,390	—	5,890	86,988
(Gain) loss on impairment/retirement of fixed assets, net	319	188	319	218	345	(747)
(Gain) on sale of other assets	—	(23,098)	—	(23,098)	—	(23,098)
Terminated merger costs	256	—	10,534	—	16,153	—
Refinancing costs	(2,517)	832	—	832	—	832
Licensing dispute settlement costs	—	1,980	—	1,980	—	1,980
Class action settlement costs	—	9,477	276	9,477	276	9,477
Adjusted EBITDA (a)	$299,742	$276,910	$339,296	$308,993	$348,166	$330,294

(a)
Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the 2010 Credit Agreement. The Company believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income, or cash flow from operating activities, as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.

This news release and prior releases are available on the Cedar Fair website at www.cedarfair.com

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233